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HEWLETT-PACKARD COMPANY
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Rajiv L. Gupta Lead Independent Director	Hewlett-Packard Company 3000 Hanover Street Palo Alto, CA 94304 www.hp.com

March 13, 2013

Dear Fellow Stockholder:

I am writing on behalf of the HP Board of Directors in connection with our upcoming annual meeting of stockholders to advise you that Institutional Shareholder Services Inc. (“ISS”) has issued an alert recommending that HP stockholders vote FOR HP’s 2013 advisory vote on executive compensation (i.e., “say on pay”).  This alert follows extensive discussions with ISS during which HP highlighted the positive steps the Board has taken with respect to aligning executive pay with stockholder value and the implementation of an additional improvement to HP’s compensation program, which was disclosed in HP’s Form 10-Q filed earlier this week.  ISS issued the alert as an update to its initial report dated March 4, 2013, which recommended that stockholders vote against HP’s say on pay proposal.

On March 10, 2013, the HR and Compensation Committee (the “Committee”) of the HP Board approved the addition of a total shareholder return (“TSR”) metric to the performance metrics applicable to fiscal 2013 awards to HP Section 16 officers under HP’s Pay for Results Plan (“PfR Plan”).  As described in HP’s definitive proxy statement filed with the SEC on January 31, 2013, under the PfR Plan, annual payouts can be zero if performance thresholds are not met and can be up to 250% of target if performance is exceptional.  Also, as described in HP’s definitive proxy statement, the Committee previously approved a new, additional incentive opportunity for fiscal 2013 based on year-over-year improvement in return on invested capital pursuant to which each Section 16 officer may receive an additional payout of up to 100% of his or her target annual bonus such that the total maximum payout that he or she could earn for fiscal 2013 performance is 350% of target.  Taking into account the addition of the new TSR metric, the maximum payout that a Section 16 officer may receive under the PfR Plan with respect to fiscal 2013 performance will now be 250% of his or her annual target bonus unless HP’s fiscal 2013 TSR exceeds the median TSR of all companies in the S&P 500 Index, in which case the 250% cap would be removed and the maximum payout would return to 350% of target.

The Committee has also committed to undertake a review of its compensation programs with a view towards including relative performance metrics in 2014 and future compensation plans.

Your Board of Directors unanimously recommends that stockholders vote FOR all of the nominees for director in Proposal 1, and FOR Proposals 2, 3, 4 and 5.

Sincerely,

/s/ Rajiv L. Gupta

Rajiv L. Gupta
Lead Independent Director